Exhibit 5.1

Robert J. Siverd
Executive Vice President,
General Counsel and Secretary
Telephone: (859) 572-8890
Facsimile: (859) 572-8444

December 14, 2000

General Cable Corporation
4 Tesseneer Drive
Highland Heights, KY 41076

RE: REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

      I am Executive Vice President, General Counsel and Secretary of General Cable Corporation, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) of up to 125,000 shares of the Company’s Common Stock, $.01 par value (the “Shares”) and an indeterminate amount of Plan Interests issuable under the General Cable Corporation Savings Plan (f/k/a General Cable Corporation Savings Plan For Hourly Employees) (the “Plan”). The Shares will be purchased in the open market.

      As counsel for the Company, I have made such legal and factual examinations and inquiries as I deemed advisable for the purpose of rendering this opinion. In addition, I have examined such documents and materials, including the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, and other corporate records of the Company as I have deemed necessary and appropriate for the purpose of this opinion.

      On the basis of the foregoing, I am of the opinion that the Plan Interests when extended in accordance with the terms of the Plan and the Registration Statement, will be validly issued.

      I hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto.

Very truly yours,

/s/Robert J. Siverd